EXHIBIT 99.1

HALLWOOD ENERGY CORPORATION

BARNETT SHALE

JOHNSON COUNTY, TEXAS

44 Bcf Net Proved Reserves
$666 Million Total Proved PV12
$1.6 Billion Future Net Revenue
5 MMCFD IPs for New Wells
Long-Life Gas Reserves
Low-Risk Development Program
18,000 Gross Acres (16,000 HBP)
100% Operated
Gathering System with Multiple Markets
Geographically Concentrated

www.albrechtai.com

albrecht & associates, inc.	1001 McKinney Street, Suite 1950, Houston, TX 77002
713-951-9586

oil & gas divestment specialists

EXECUTIVE SUMMARY

Hallwood Energy Corporation (“Hallwood” or “the Company”) is for sale. This is a negotiated sale of the corporation and will include all of its assets and liabilities. The Data Room will be open from September 7, 2004 through October 8, 2004. It is anticipated that negotiations will be concluded by October 15, 2004. The Company is subject to prior sale. No offers will be considered that are subject to further reservoir engineering (future production volume or operating cost forecasts), and no offers will be considered that are contingent on financing. Hallwood reserves the right to reject any and all offers. The effective date of the sale will be November 1, 2004. The expected price range for the Company can be obtained by calling Robert A. Albrecht or Harrison Williams at (713) 951-9586.

Much of the data contained herein can be accessed through our website: www.albrechtai.com.

Hallwood owns interests in 41 active Barnett Shale wells that are located in Johnson County, Texas. As of this writing, monthly gross production is 860 MMcf (621 MMcf net) from 38 wells. Three recently completed wells are still recovering frac fluid. Because new wells are being brought on-line and compression is being added, gross monthly production is expected to be about 876 MMcf (640 MMcf net) by the November 1, 2004 effective date of the sale.

Associated with these properties are two Proved Developed Non-Producing wells. These wells are drilled but will not be completed by the closing date. There are 114 Proved Undeveloped locations that complete the development pattern of the 18,000 gross acres (16,000 gross acres are HBP) included in the sale. Hallwood’s average working interest in the wells and locations is approximately 90%. They operate all of the wells and PUD locations as well as the gas gathering system. SCADA well and pipeline monitoring equipment is installed on all the wells and facilities.

Six of the first 19 vertical wells fraced into the wet Ellenberger formation below the Barnett, resulting in poor wells. Since then, 12 vertical and all the horizontal wells have been completed without significant communication with the Ellenberger. Due to improved completion practices on recent horizontal wells, initial production rates have increased from about 1.5 MMcfd to 6 — 7 MMcfd. Hallwood will share this unique completion expertise with the new operator.

Hallwood has reduced their drilling time to 18 days for a horizontal well, including a rig move. The economic model included herein assumes a continuous three-to-four rig drilling program allowing 21 days per well. The Proved Undeveloped locations are scheduled to be drilled by the end of 2006.

The following table summarizes estimated net reserves by category, future net revenue, PV12 and the first six years’ cumulative cashflow:

Reserve & Economic Summary

	Net Gas	FNR	PV12	6 Yr CF
Reserve Category	(MMcf)	(M$)	(M$)	(M$)
Proved Developed Producing	34,727	$171,500	$88,733	$89,489
Proved Developed Non-Producing	3,542	16,548	8,100	8,226
Proved Undeveloped	305,352	1,376,757	568,796	561,473

Total Proved	343,621	$1,564,805	$665,629	$659,187

Projected Proved Developed Producing cashflow for the first twelve months following the effective date is $28.0 million compared to a monthly net cashflow of $1.1 million for June 2004. The increase is due to Hallwood’s active drilling program that has added 34 wells in the last year, higher gas prices, and new compression that has reduced severe sales restrictions.

Note that the engineering included in this brochure was done with ARIES. Copies of the database, in both DOS and Windows versions of ARIES and PHDWin, are available on our website at www.albrechtai.com. A password may be obtained by contacting Mr. Williams at (713) 951-9586.

The Data Room will be at the offices of Albrecht & Associates, Inc., 1001 McKinney Street, Suite 1950, Houston, TX, 77002. Parties interested in further information or wishing to visit the Data Room should contact Harrison Williams at Albrecht & Associates, Inc. at (713) 951-9586.

GAS PRICING COMMENTS

The gas prices used in the economic runs are based on the Three Year Forward NYMEX Strip for the August 27, 2004 settlement. The NYMEX prices were adjusted back to the wellhead using the historical differential between the actual wellhead price received and NYMEX. Twelve months of data ending June 2004 were used. Each year’s price was held constant for that 12-month period. After the third year, prices were escalated at 3% per annum to a cap of $6.50/MMbtu. The prices used are shown in the Pricing Table below.

Pricing Table

	NYMEX	Average
	Base Gas	Wellhead
12-month Strip*	($/MMBTU)	($/Mcf)
First Year	6.25	5.80
Second Year	6.00	5.54
Third Year	5.65	5.19

* The forward price strip is determined beginning with the November contract for each period.

OPERATING COST COMMENTS

The operating costs for the properties are based on the actual costs experienced for the 12-month period ending June 2004. Many of the producing wells have been on production for less than 12 months. For these wells, the average monthly operating cost of wells with sufficient history was used. All operating costs were held constant for 12 months and then escalated at 2% per annum through November 2011.

Based on historic trucking and disposal costs, Hallwood’s saltwater disposal expenses are estimated to be $1.30 per barrel. Water volumes were forecasted and used to charge disposal expenses to the individual wells.

The gas is compressed for sale at two central facilities in the gathering system as described below. Expenses are charged to the wells at $0.11/Mcf. This rate is based on the monthly rental fee and the throughput capacity of each compressor.

Since Hallwood operates all the wells, COPAS charges were not included in the monthly expenses. Neither is the COPAS income that they receive from working interest partners reflected in these economics. Hallwood’s current COPAS income is approximately $2,000 per month.

SEVERANCE TAX COMMENTS

For its existing horizontal wells, Hallwood has applied for severance tax relief under the High Cost Gas Well program of the State of Texas. Based on the State’s formula, reduced severance tax rates of 2.8 to 4.9% were estimated for the Proved Undeveloped locations in the accompanying economics. Rates varied depending on capital costs and the year of drilling. The lower rates were applied for a total of ten years before being returned to the normal rate of 7.5%. Details will be available in the data room.

GATHERING SYSTEM COMMENTS

Gas from all of Hallwood’s wells enters its owned gathering system. The system has two interconnected compression, dehydration and sales facilities near the towns of Cleburne and Godley. As of this writing the facilities have inlet capacities of 19 MMcfd and 24 MMcfd respectively and will be upgraded to handle 48 MMcfd each by January 1, 2005. This will be accomplished by installing additional rental compression that has been ordered. The existing compressors are also rented.

The gathering system is interconnected with a third facility (not included in the sale) located about six miles south of Cleburne at Rio Vista. The two northern sales facilities are connected to a TXU 36” line and the southern facility connects to a Gulf Terra 36” line. The Rio Vista site will have inlet capacity of 24 MMcfd by mid-September 2004.

The compression facilities are designed to operate at 50 psig suction pressure. They currently operate at about 250 psig suction because of strong new wells. More compressors have been ordered and pad sites are prepared that will bring each facility being sold up to inlet capacity of 48 MMcfd for a total of 96 MMcfd. Site capacities can be further expanded as the development program progresses. As the field matures, suction pressures can be reduced to as low as 25 psig.

Hallwood’s development program has included edge wells that prove up their acreage. By connecting these wells to the gathering system, Hallwood has effectively installed the infrastructure necessary to complete development of the area. Minimal additional capital will be required to achieve full development of the entire 18,000 acres.

TRANSACTION PROCESS

This will be a negotiated sale. The Company is subject to prior sale. An offer may be made at any time, but no offers will be considered that are subject to further reservoir engineering (future production volume or operating cost forecasts) and no offers will be considered that are contingent on financing. A draft Stock Purchase Agreement will be available in the Data Room. Hallwood reserves the right to reject any and all offers. Significant dates are listed below.

Data Room Open	September 7, 2004
Data Room Closed	October 8, 2004
Offers Due	October 15, 2004
Effective Date	November 1, 2004

The Data Room will be held in Albrecht & Associates’ offices at 1001 McKinney Street, Suite 1950, Houston, Texas, 77002. Parties interested in further information or wishing to visit the Data Room should contact Harrison Williams at (713) 951-9586.

The Data Room presentation will include an overview of the properties and a technical presentation of the Proved reserves. Furthermore, Hallwood’s well files and logs will be available in the Data Room.

All of the handouts provided in the Data Room are available in advance. These materials include the details of the engineering and geological analyses of the properties as well as maps. Please contact Harrison Williams if you would like to receive the Data Room packet in advance.

ONLINE DATA

     Much of the information in this brochure can be accessed on our website at www.albrechtai.com. This includes detailed lease operating statements, plus expense and price differential calculations. Additionally, copies of the economic database are available in DOS and Windows versions of ARIES or in PHDWin. This information is all password protected. Please call Harrison Williams to obtain the password.

CONTACT INFORMATION

Albrecht & Associates
1001 McKinney, Suite 1950
Houston, TX 77002
Phone: 713-951-9586 Fax: 713-658-0654
www.albrechtai.com

Robert A. Albrecht President bob@albrechtai.com	Harrison Williams Executive Vice President hwilliams@albrechtai.com

DISCLAIMER

The information contained in the enclosed package was compiled by Hallwood Energy Corporation and Albrecht & Associates, Inc. (“Albrecht”) personnel to assist prospective purchasers in their evaluations of the Company. Although this information is believed by Hallwood Energy Corporation and Albrecht to be complete and accurate in all material respects as of the date of this letter (or other date specifically stated), Hallwood Energy Corporation and Albrecht disclaim any and all liability for the statements contained herein and make no representation or warranty as to the completeness or accuracy of the enclosed package or the information contained herein, or any other written material furnished or information orally transmitted to a prospective purchaser including, but not limited to, any information which may be provided to a prospective purchaser by Hallwood Energy Corporation or Albrecht, or any officer, director, partner, shareholder, employee, agent, or representative thereof. The only representations and warranties that Hallwood Energy Corporation shall make with respect to the properties shall be set forth in the definitive stock purchase agreement executed between Hallwood Energy Corporation and the prospective purchaser. In particular, Hallwood Energy Corporation and Albrecht are not making and will not make any representation or warranty of any kind as to the amount of “in place” or recoverable oil and gas reserves (proved, probable or otherwise) attributable to the Properties, as to geological and engineering interpretations related thereto or as to prices which will be received for production. Hallwood Energy Corporation and Albrecht reserve the right to change materials in this package or any other information that may be available to prospective purchasers at any time, either by revision of existing material or addition of new material.

Each prospective purchaser should conduct and rely solely on an independent investigation and evaluation of, and appraisal and judgment with respect to the geologic and geophysical characteristics of the properties described in the package, the estimated hydrocarbon reserves recoverable therefrom, and the price and expense assumptions applicable thereto.

Albrecht is the sole party authorized by Hallwood Energy Corporation to seek offers for the Company. No fee will be paid by Hallwood Energy Corporation or Albrecht to any broker or finder in connection with the proposed transaction.

albrecht & associates, inc.
August 31, 2004

PROPERTY HIGHLIGHTS

INVESTMENT ATTRIBUTES

•	344 Bcf Net Proved Reserves

•	$666 Million Total Proved PV12

•	$1.6 Billion Future Net Revenue

•	38 Bcf Net Proved Developed Reserves

•	$97 Million Total Proved Developed PV12

•	5+ MMcfd Initial Rates for Horizontal Wells

•	100% Operated

•	18,000 Gross Acres Lease (16,000 HBP)

•	DOTO Completed On All HBP Acreage

•	Long-Life Gas Reserves

•	Low-Risk Development Program

•	Access To Industry-Leading Completion Technique

•	Infrastructure Allows Sales Within 30 Days of Spud

•	Owned Gathering System With Multiple Markets

•	SCADA Used On Wells and Gathering System

•	Geographically Concentrated